Exhibit 99.1

Travelport Announces the Appointment of Deputy CEO

NEW YORK, NY 11-9-2009— Travelport Limited, the parent company of the Travelport group of companies, announced today that its Board of Directors has approved the appointment of Gordon Wilson as the Company’s Deputy Chief Executive Officer, effective as of November 5th. Mr. Wilson will continue to serve as the President and Chief Executive Officer of the Company’s GDS and IT Services and Software businesses.

Mr. Wilson, 43, has been with Travelport for 19 years. Since January 2007, he has served as President and Chief Executive Officer of Travelport’s global distribution system (GDS) business that includes the Worldspan and Galileo brands, as well as the IT Services & Software business. Prior to that,  Mr.Wilson was President and CEO of Travelport Business Group, responsible for the GDS and GTA businesses across Europe, Middle East, Africa, Asia and the Pacific.

Travelport CEO and President, Jeff Clarke stated, “This promotion recognizes Gordon’s enormous contribution to Travelport’s success in leading our GDS and IT  Services & Software businesses for the past three years. Gordon is widely respected in the industry for his unyielding commitment to providing the highest quality of service to customers and suppliers. I look forward to continuing to work closely with Gordon as my deputy in addition to his role in managing our largest business.”

About Travelport

Travelport is one of the world’s largest travel conglomerates offering broad based business services to companies operating in the global travel industry. Travelport is comprised of the global distribution system (GDS) business that includes the Worldspan and Galileo brands; GTA, a leading global, multi-channel provider of hotel and ground services; and IT Services and Software, which hosts mission critical applications and provides business and data analysis solutions for major airlines.  With 2008 revenues of $2.5 billion, Travelport operates in 160 countries and has approximately 5,300 employees.

Travelport also owns approximately 48% of Orbitz Worldwide (NYSE: OWW), a leading global online travel company.

Travelport is a private company owned by The Blackstone Group, One Equity Partners, Technology Crossover Ventures and Travelport management.

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Media Contacts:

Kelli Segal

Director, Corporate Communications

Travelport

Tel. (212) 915-9155

kelli.segal@travelport.com

Kate Aldridge

Director, Corporate Communications

Europe, Middle East & Africa

Travelport GDS

Tel. +44 1753 288 720

Kate.aldridge@travelport.com